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                                                                    EXHIBIT 10.1

June 25, 2003

Wachovia Bank, National Association
191 Peachtree Street, N.E.
Atlanta, Georgia  30303

         Re: Credit and Security Agreement dated as of November 15, 2001, among Thomas & Betts Corporation (the "Borrower"), the lenders party thereto (the "Lenders"), and Wachovia Bank, National Association (f/k/a Wachovia Bank, N.A.), as administrative agent for the Lenders (the "Agent"), as amended by that certain First Amendment to Credit and Security Agreement and Agreement to Release, dated as of March 25, 2002, as further amended by that certain Second Amendment to Credit and Security Agreement, dated as of June 21, 2002, as further amended by that certain Third Amendment to Credit and Security Agreement, dated as of February 17, 2003, as further amended by that certain Fourth Amendment to Credit and Security Agreement dated as of May 15, 2003 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

Ladies and Gentlemen:

Pursuant to Section 2.07 of the Credit Agreement, the Borrower hereby notifies the Agent of the termination of the total amount of the Commitments (as defined in the Credit Agreement), effective June 25, 2003. As of the date hereof, there are no Loans (as defined in the Credit Agreement) and from and after the date hereof, there shall be no Loans outstanding under the terms and conditions of the Credit Agreement.

The Borrower acknowledges that it continues to be obligated to Wachovia Bank, National Association (individually, and together with Wachovia Securities, Inc., collectively, "Wachovia") for obligations with respect to letters of credit issued by Wachovia, for obligations relating to foreign exchange agreements and for treasury management services, among other things.

The existing letters of credit issued by Wachovia under the terms and conditions of the Credit Agreement will constitute a portion of the letter of credit facility provided under the Borrower's new credit facility with Wachovia and a syndicate of other banks (the

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"New Facility). The letter of credit facility will be secured by the Collateral which will secure the New Facility, and the existing Credit Agreement shall be terminated. In addition, in the event that the New Facility does not become effective on or prior to June 25, 2003, the Borrower agrees to pledge in favor of Wachovia cash collateral equal to at least 105% of the outstanding Continuing Obligations with respect to letters of credit, which pledge shall be made pursuant to documents in form and substance reasonably satisfactory to Wachovia in its sole discretion.

Sincerely,

/s/ Thomas C. Oviatt

Thomas C. Oviatt
Vice President-Treasurer